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                                                  EXHIBIT (99)


                                                  March 20, 1997
FOR RELEASE:   Immediately

CONTACT:       Steven V. Lant, Treasurer, (914) 486-5254
               Donna S. Doyle, Controller, (914) 486-5566

         CENTRAL HUDSON ENSURES CORPORATE FLEXIBILITY,
           GROWTH OPPORTUNITIES THROUGH PSC AGREEMENT

     A four-year electric rate freeze for all customers, economic development enhancements -- including a reduction in prices for the largest industrial customers -- and an innovative program to allow other businesses and residential customers to choose their energy supplier beginning in 1998 are key components of a settlement reached today among the following major parties: Central Hudson Gas & Electric Corporation, the staff of the New York State Public Service Commission, and the New York State Department of Economic Development.

     The agreement, which resulted from the utility's October, 1996 response to the PSC's Competitive Opportunities Proceeding, is a blueprint for introducing competition to the utility and its 260,000 electric customers. More than 45 individuals and organizations are parties in the Proceeding; the agreement now begins a public review process and could be considered for Commission approval by July, 1997.

     "Throughout the entire Proceeding's fact-finding sessions and deliberations, we placed the highest priority on protecting the best interests of our customers, employees and shareholders," said Arthur R. Upright, Assistant Vice President of Cost & Rate and Financial Planning. "We believe this agreement not only provides such protection, but also charts a new course for our Company -- one which offers opportunities for unprecedented challenge and growth in a new era of electric utility competition."

     Upright added that the settlement additionally provides for an orderly customer-investor transition toward a competitive system while giving the Company an opportunity to reach its full
potential.
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       SIGNIFICANT PROVISIONS OF THE SETTLEMENT AGREEMENT

I. CUSTOMER BENEFITS

* Base electric rates will be frozen through June 30, 2001. Central Hudson's average prices, which have been unchanged for nearly four years and are currently 19 percent below the New York State average, will remain at 1993 levels agreement's term. The eight-year commitment to stable prices occurs despite a more than 10 percent decline in sales during the early 1990s.

* Residential, Commercial and Small Industrial customers will be given the opportunity to purchase energy from suppliers other than Central Hudson. An innovative program to provide these customers classes with the opportunity to choose their energy supplier will begin next year. This Retail Access Option for the Company's customers will begin no later than 1998, and will be incrementally phased in for all customers beyond the year 2001. Each year, up to 8 percent of the Company's customer base will be allowed to purchase from an alternative supplier with the entire customer base becoming eligible to purchase from alternative suppliers in July, 2001.

* Rates for Large Industrial customers will be reduced by 5 percent. Upright said economic growth incentives will also be expanded, noting that the Company's electric rates are among the lowest in the Northeast. Large industrial customers will be given the immediate choice of participating in the Company's Energy Value Option plan, which provides for alternative energy suppliers.

* These components -- the rate freeze, industrial rate reduction, and customer choice options -- represent $10 million in annual benefits for the Company's customers, allocated as follows:
     Large Industrial              $3.0 million
     Small Industrial/Commercial   $3.5 million
     Residential                   $3.5 million
     These benefits will be funded through the following annual mechanisms: $3 million from cost reductions and increased sales; $3.5 million from cost reductions associated with the Company's marine coal delivery facility; and $3.5 million from deferred credits, including pension and post-retirement benefits. The $3.5 million allocated to small industrial/commercial customers and $3.5 million allocated to residential customers will be used to offset lost revenue resulting from the phased-in retail access program.

II. TREATMENT OF COMPANY ASSETS

* The Company will structurally separate its fossil generation resources by the year 2001 through creation of a holding company, divestiture, or other options. Central Hudson will have the opportunity to recover through a wires charge any stranded costs that result from structural separation. Stranded costs are those costs which exceed the market value of the generation assets. The Commission will apply the fair market value standard which is to be determined by third party valuation of three independent experts: one selected by Central Hudson, the second by the PSC and the final through mutual agreement. In the event of a sale of a generating asset, any net proceeds in excess of net book value will be used to offset strandable costs and/or for customer benefits.

* Through the term of the agreement, all costs associated with Central Hudson's share of the Nine Mile Point 2 Nuclear Power Plant will remain in rates and the plant will continue as a regulated asset. It is anticipated that after July 1, 2001, the costs of Nine Mile 2 will be recovered through a charge within the regulated operations of the Company. However, the agreement calls for Central Hudson to engage in good faith discussions regarding any statewide nuclear solutions proposed by New York State subject to the principles of the agreement.

* Earnings will be unaffected in 2000 and 2001 by the expiration in 2000 of Mirror CWIP amortization, which will be replaced with other deferred credits.

* A mechanism will be established for Central Hudson to recover all "prudently incurred" strandable costs. Recovery will be achieved through a non-bypassable wires charge to all customers beginning in July, 2001.

III. GROWTH OPPORTUNITIES

* Central Hudson may establish unregulated subsidiaries (including but not limited to Energy Services or Electric Marketing Supply companies) within or outside its established franchise territory. The Company will also not be prohibited from financing unregulated ventures.

* Over the term of the agreement, the Company's Rate of Return on its electric business will be capped at 10.6 percent. Return on equity will be calculated annually, for each 12-month period following the effective date of the agreement. The agreement permits a shortfall in ROE in one period to be offset by a surplus in another period. During the term of the agreement, all cumulative earnings greater than 10.6 percent will be deferred to offset strandable costs; in the event such costs are recovered in full, any excess will be used to provide customer benefits. Under the 10.6 percent ROE cap, earnings per share could grow by 3 percent per year, due to growth in book value resulting from retained earnings.

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            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
           Residential Typical Bill-500 kWh per Month
           Source: EEI Typical Bills Semiannual Report


                             [GRAPH]


Graphical depiction of typical residential electric bill comparision between Registrant and other New York State Electric
Utilities.

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